EXHIBIT 15

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We are aware that our report dated April 25, 2006, on our reviews of interim consolidated financial information of 3M Company and its Subsidiaries (the Company) for the three-month periods ended March 31, 2006 and 2005, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in the Company’s registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760, 333-44692, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251 and 333-130150), and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-98163, 333-109211, 333-112563 and 333-132041).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 1, 2006